CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this registration statement on Form S-8 of What's For Free Technologies, Inc., of our report dated March 17, 2000 on our audit of the financial statements of What's For Free Technologies, Inc (formerly Ranes International Holding, Inc.) (A Development Stage Enterprise) as of December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period then ended, and for the cumulative period from February 15, 1990 (inception) through December 31, 1999 incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 1999.



                                             /s/ Timothy L. Steers, CPA, LLC
                                             -------------------------------

Portland, Oregon
September 19, 2000